SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:


( )  Preliminary Proxy Statement           (  )  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
(X)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                         Dominion Resoruces, Inc.
                (Name of Registrant as Specified in its Charter)


      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

(X)  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

( ) $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

( )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule, or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

DOMINION RESOURCES, INC.
901 EAST BYRD STREET
P. O. BOX 26532
RICHMOND, VIRGINIA 23261
March 11, 1996
TO THE SHAREHOLDERS OF
     DOMINION RESOURCES, INC.:
     I extend to you a cordial invitation to attend the 1996 Annual Meeting of Shareholders to be held at First Flight Middle School, 109 Veterans Drive, Kill Devil Hills (north of Nags Head), North Carolina, on Friday, April 19, 1996, at 1:30 P.M., Eastern Daylight Time.
     The matters scheduled for consideration at the Annual Meeting are the election of four Directors, approval of a Stock Accumulation Plan for Outside Directors which will replace the retirement benefit under the Directors Deferred Compensation Plan, and the ratification of the designation of independent auditors. I will also report to you on current company matters, including the company's financial condition and results of operations. You also will have an opportunity to question management about the company's operations and plans.
     At the 1995 Annual Meeting, 88 percent of the Common Stock was represented in person or by proxy. This response was gratifying and I would like to have an equal or greater representation at the 1996 Annual Meeting. I urge you to cast your vote.
     The right to vote your stock at the Annual Meeting is an important Shareholder right and should be exercised by you in person or by proxy regardless of the number of shares held.
     I SINCERELY HOPE YOU WILL BE ABLE TO BE PRESENT AT THE ANNUAL MEETING BUT REQUEST IN ANY EVENT THAT YOU SIGN YOUR PROXY AND MAIL IT IN THE ENCLOSED ENVELOPE. THE PROMPT RETURN OF YOUR PROXY WILL ELIMINATE THE NEED FOR FURTHER SOLICITATION AND ADDED EXPENSE TO DOMINION RESOURCES.
Sincerely,
THOS. E. CAPPS
CHAIRMAN OF THE BOARD, PRESIDENT
  AND CHIEF EXECUTIVE OFFICER
                            VOTING YOUR PROXY IS IMPORTANT
       DOMINION RESOURCES HAS MORE THAN 350,000 HOLDERS OF COMMON STOCK, A SUBSTANTIAL NUMBER OF WHOM OWN LESS THAN 100 SHARES EACH. TO INSURE A PROPER REPRESENTATION AT THE ANNUAL MEETING, IT IS IMPORTANT, REGARDLESS OF THE SIZE OF YOUR HOLDINGS, THAT YOU FILL OUT, SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY.
       AN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, IS ENCLOSED FOR YOUR CONVENIENCE.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
          NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Dominion Resources, Inc. (Dominion Resources) will be held at First Flight Middle School, 109 Veterans Drive, Kill Devil Hills, North Carolina on Friday, April 19, 1996, at 1:30 P.M., Eastern Daylight Time, for the following purposes:
             1. To elect four Directors;
             2. To approve the Dominion Resources, Inc. Stock Accumulation
                Plan for Outside Directors;
             3. To ratify the designation by the Board of Directors of
                Deloitte & Touche LLP as independent certified public accountants to audit the consolidated financial statements of Dominion Resources for the year 1996;
     and to act on such other matters as may properly come before the Annual Meeting.
          Only holders of Common Stock of record at the close of business on February 16, 1996, will be entitled to vote at the Annual Meeting. March 11, 1996
     By Order of the Board of Directors,
     LINWOOD R. ROBERTSON
     SENIOR VICE PRESIDENT AND
       CORPORATE SECRETARY
                                       i

                               THE PROXY PROCESS
     Proxies in the form enclosed are solicited by the Board of Directors for the Annual Meeting of Shareholders to be held on April 19, 1996. Any person giving a proxy may revoke it at any time before it is voted by delivering another proxy or written notice of revocation to Dominion Resources' Corporate Secretary. It is expected that this proxy statement and the enclosed proxy card will be mailed on or about March 11, 1996, to all Shareholders entitled to vote.
     For registered Shareholders who participate in the Dominion Resources, Inc. Automatic Dividend Reinvestment Plan (the ADR Plan), the proxy includes both the Shareholder's registered shares and the full and fractional shares held by the ADR Plan on the Shareholder's behalf. The shares held by the ADR Plan will be voted in accordance with the Shareholder's instructions, if the proxy is properly executed and returned. If a Shareholder who participates in the ADR Plan does not return his or her proxy, Dominion Resources may vote all shares held by the ADR Plan for the participating Shareholder in accordance with the recommendations of management.
     Participants in the Dominion Resources, Inc. Employee Savings Plan (the Savings Plan) receive proxy soliciting material from Signet Trust Company, the Savings Plan trustee. The proxy included in that material represents the full and fractional shares held by the Savings Plan on a participant's behalf. That proxy should be returned, properly executed, to the trustee (not to Dominion Resources) in the envelope provided. The trustee will vote returned proxies in accordance with the Savings Plan participants' instructions. Participants' proxies are voted on a confidential basis by the trustee and are not reviewed or examined by Dominion Resources. If a participant does not vote his or her Savings Plan shares, the trustee generally will vote such shares in accordance with the recommendations of Dominion Resources' management.
     On February 16, 1996, the date for determining Shareholders entitled to vote at the Annual Meeting, there were outstanding 176,476,844 shares of Common Stock. Each share of Common Stock is entitled to one vote on all matters acted upon at the Annual Meeting.
     A majority of the votes entitled to be cast on matters to be considered at the meeting constitutes a quorum. If a share is represented for any purpose at the meeting, it is deemed to be present for quorum purposes for the remainder of the meeting or adjournments thereof. Abstentions and shares held of record by a broker or its nominee (Broker Shares) that are voted on any matter are included in determining the number of votes present or represented at the meeting. Broker Shares that are not voted on any matter at the meeting will not be included in determining whether a quorum is present at such meeting.
     The election of each nominee for Director requires the affirmative vote of the holders of a plurality of the shares of Common Stock cast in the election of Directors. Votes that are withheld and Broker Shares that are not voted in the election of Directors will not be included in determining the number of votes cast and, therefore, will have no effect on the election of Directors.
     The Dominion Resources, Inc. Stock Accumulation Plan for Outside Directors (the Directors Plan) will be approved if the number of votes cast for the Directors Plan exceeds the number of votes cast against it. Votes that are withheld and Broker Shares that are not voted on the approval of the Directors Plan will not be included in determining the number of votes cast and, therefore, will have no effect on the approval of the Directors Plan.
     The expense of this solicitation will be borne by Dominion Resources. Solicitation of proxies from some holders may be made by employees of Dominion Resources by telephone after the initial mail solicitation. In addition, arrangements have been made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation material for the Annual Meeting to beneficial Shareholders, and Dominion Resources will reimburse these institutions for their expense in so doing. Dominion Resources has retained Corporate Election Services, Inc. to assist in the tabulation of proxies and to act as the inspector of elections at the Annual Meeting. Dominion Resources has
                                       1
also retained Georgeson & Co., Inc., a proxy solicitation firm, to assist in the solicitation of proxies for a fee of $14,000 and reimbursement of expenses.
                                   ITEM ONE:
                             ELECTION OF DIRECTORS
     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE NOMINEES SET FORTH BELOW.
     Four Directors are to be elected at the 1996 Annual Meeting for a term to expire at the 1999 Annual Meeting. The nominees are: Harvey L. Lindsay, Jr., Kenneth A. Randall, William T. Roos and Judith B. Sack. Richard L. Sharp, elected at the 1995 Annual Meeting to serve a term expiring at the 1996 Annual Meeting, resigned from the Board effective September 29, 1995 due to the demands of his position as Chairman and Chief Executive Officer of Circuit City Stores, Inc. Subsequently, the Directors of Dominion Resources voted to reduce the size of the Board from 14 to 13 members. Tyndall L. Baucom, also elected at the 1995 Annual Meeting to serve a term expiring at the 1996 Annual Meeting, retired as President of Dominion Resources on September 1, 1995 and, as a result, will not stand for re-election in accordance with the policy of the Board.
     Harvey L. Lindsay, Jr., Kenneth A. Randall, William T. Roos and Judith B. Sack, if elected, each will serve a three-year term ending in 1999. Eight other Directors are serving terms that end in either 1997 or 1998, as indicated below.
     There are no family relationships among any of the nominees for Director or among any such nominee and any executive officer, nor is there any arrangement or understanding between any nominee and any other person pursuant to which the nominee was selected. The following table sets forth certain information for each nominee and Director who will continue in office following the Annual Meeting. Proxies, unless otherwise specified, will be voted for the election of the nominees listed to serve as Directors (or if any nominee is unexpectedly unavailable, for such substitutes as the Board of Directors may designate). Dominion Resources became the parent corporation to Virginia Electric and Power Company (Virginia Power) on May 19, 1983, and all service by a Dominion Resources Director prior to this date refers to service as a Director of Virginia Power.
                NOMINEES FOR ELECTION FOR TERM EXPIRING IN 1999

                                                                                              YEAR FIRST            YEAR FIRST
                                                                                               ELECTED A            ELECTED A
                  NAME; AGE; PRINCIPAL OCCUPATION FOR LAST FIVE YEARS;                      DIRECTOR TO AN         DIRECTOR OF
                           AND DIRECTORSHIPS IN PUBLIC CORPORATIONS                        AFFILIATE COMPANY    DOMINION RESOURCES
HARVEY L. LINDSAY, JR., 66, Chairman and Chief Executive Officer of Harvey Lindsay
Commercial Real Estate, a commercial real estate firm, Norfolk, Virginia. He is a
Director of Virginia Power.                                                                   1986                 1994
KENNETH A. RANDALL, 68, Corporate Director for various financial companies,
Williamsburg, Virginia. He is a Director of Oppenheimer Fund, Inc. and affiliated funds
and Prime Retail, Inc.                                                                                             1971
WILLIAM T. ROOS, 68, Retired as of December 31, 1993 (prior thereto President of Penn
Luggage, Inc., retail specialty stores) Hampton, Virginia. He is a Director of Virginia
Power.                                                                                                             1975    *
JUDITH B. SACK, 47, Senior Advisor, as of September 1, 1995, Morgan Stanley & Co., Inc.,
an investment banking firm, New York, New York (from July 12, 1993 to September 1, 1995,
Advisor; and prior thereto President, GLE, Incorporated,
New York, New York).                                                                          1989                 1994

* From July 1986 through August 1994, Mr. Roos served only as a Director on the boards of affiliate companies.
                                       2

      INCUMBENT DIRECTORS TO CONTINUE IN OFFICE FOR TERM EXPIRING IN 1997

                                                                                              YEAR FIRST            YEAR FIRST
                                                                                               ELECTED A            ELECTED A
                  NAME; AGE; PRINCIPAL OCCUPATION FOR LAST FIVE YEARS;                      DIRECTOR TO AN         DIRECTOR OF
                           AND DIRECTORSHIPS IN PUBLIC CORPORATIONS                        AFFILIATE COMPANY    DOMINION RESOURCES
JOHN B. BERNHARDT, 66, Managing Director, Bernhardt/Gibson Financial Opportunities,
financial services, Newport News, Virginia.                                                                        1981    *
THOS. E. CAPPS, 60, Chairman, President and Chief Executive Officer of Dominion
Resources (from August 15, 1994 to September 1, 1995, Chairman and Chief Executive
Officer; from December 30, 1992 to August 15, 1994, Chairman, President and Chief
Executive Officer; prior to December 30, 1992, President and Chief Executive Officer).
He is a Director of Bassett Furniture Industries, Inc., NationsBank Corporation, and
Petersburg Long Distance, Inc.                                                                                     1986
S. DALLAS SIMMONS, 56, President of Virginia Union University, Richmond, Virginia.                                 1992
ROBERT H. SPILMAN, 68, Chairman, Chief Executive Officer and a Director of Bassett
Furniture Industries, Inc., Bassett, Virginia. He is Chairman of the Board and a
Director of Jefferson-Pilot Corporation, Greensboro, North Carolina. Mr. Spilman also is a Director of NationsBank Corporation, TRINOVA Corporation, The Pittston Company and
Virginia Power.                                                                                                    1994

* From July 1986 through January 1987, Mr. Bernhardt served only as a Director on an affiliate company board.
      INCUMBENT DIRECTORS TO CONTINUE IN OFFICE FOR TERM EXPIRING IN 1998

                                                                                               YEAR FIRST           YEAR FIRST
                                                                                               ELECTED A             ELECTED A
                  NAME; AGE; PRINCIPAL OCCUPATION FOR LAST FIVE YEARS;                       DIRECTOR TO AN         DIRECTOR OF
                           AND DIRECTORSHIPS IN PUBLIC CORPORATIONS                        AFFILIATE COMPANY    DOMINION RESOURCES
JOHN B. ADAMS, JR., 51, President and Chief Executive Officer of The Bowman Companies, a
manufacturer and bottler of alcohol beverages, Fredericksburg, Virginia. He is a
Director and Chairman of the Board of Virginia Power.                                             1987                 1994
BENJAMIN J. LAMBERT, III, 59, Optometrist, Richmond, Virginia. He is a Director of
Consolidated Bank and Trust Company, Virginia Power and Student Loan Marketing
Association (SallieMae).                                                                          1992                 1994
RICHARD L. LEATHERWOOD, 56, Retired as of December 31, 1991, Baltimore, Maryland (prior thereto President and Chief Executive Officer, CSX Equipment, an operating unit of CSX
Transportation, Inc.). He is a Director of Virginia Power.                                                             1994
FRANK S. ROYAL, 56, Physician, Richmond, Virginia. He is a Director of Columbia/HCA
Healthcare Corporation, Crestar Financial Corporation, Chesapeake Corporation and CSX
Corporation.                                                                                                           1994

     There were 10 meetings of the Board in 1995. Each member of the Board attended at least 85 percent of the aggregate of the total number of meetings of the Board and committees on which, and at the time, such member served.
                                       3

                      COMMITTEES OF THE BOARD OF DIRECTORS
     Dominion Resources has a standing Audit Committee composed of six non-employee Directors: Dr. Simmons (Chairman), Dr. Lambert, Mr. Leatherwood, Mr. Lindsay, Dr. Royal and Ms. Sack. The Audit Committee consults with the independent auditors regarding their examination of the financial statements of Dominion Resources and its subsidiaries, and regarding the adequacy of internal controls. It reports to the Board of Directors on these matters and recommends the independent auditors to be designated for the ensuing year. In 1995, there were two Audit Committee meetings.
     A standing Organization and Compensation Committee is composed of five non-employee Directors: Messrs. Randall (Chairman), Adams and Bernhardt, Dr. Royal and Mr. Spilman. This Committee reviews the organization of Dominion Resources and its subsidiaries, as well as compensation paid to management, and it makes recommendations on these matters to the Board of Directors. In 1995, there were nine meetings of this Committee. The Committee's report on executive compensation begins on page 6.
     Dominion Resources also has a standing Nominating Committee composed of four non-employee Directors: Dr. Royal (Chairman), and Messrs. Lindsay, Roos and Spilman. The Nominating Committee reviews the qualifications of Director candidates suggested by Board members, management, Shareholders and others, and recommends nominees for election as Directors. In 1995 there were two meetings of this Committee.
     In accordance with Article IX of Dominion Resources' Bylaws, Shareholders intending to nominate Director candidates at a Shareholder meeting must deliver written notice to the Corporate Secretary of Dominion Resources not later than 60 days in advance of the meeting (except that, if public disclosure of the meeting date is made less than 70 days prior to the meeting, the notice need only be received within 10 days following such public disclosure). In addition, such notice must set forth the following information concerning the Shareholder and his or her nominee(s): their names and addresses, a representation that the Shareholder is entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, such other information as would be required to be included in a proxy statement soliciting proxies for the election of the nominees of such Shareholder, and the consent of each nominee to serve as a Director of Dominion Resources if so elected.
                                       4

                STOCK OWNED BY DIRECTORS AND EXECUTIVE OFFICERS
     The table below sets forth, as of February 23, 1996, the amount of Dominion Resources Common Stock held by each continuing Director and executive officer named in the compensation table on page 11, and by such Directors and all executive officers as a group. Certain Directors elected to defer their annual retainer and/or meeting fees for 1996 and/or prior years under the Dominion Resources, Inc. Deferred Compensation Plan (Deferred Compensation Plan).

                                                                  DEFERRED COMPENSATION
                   NAME                       STOCK OWNERSHIP       PLAN ACCOUNT (1)
John B. Adams, Jr.                                  3,280                    --
John B. Bernhardt                                   1,500                    --
Thos. E. Capps                                     69,231(2)(3)              --
Benjamin J. Lambert, III                               --                   981
Richard L. Leatherwood                              1,000                 4,395
Harvey L. Lindsay, Jr.                                400                    --
Kenneth A. Randall                                  2,648                    --
William T. Roos                                    11,496(4)              2,720
Frank S. Royal                                         --                 1,172
Judith B. Sack                                      1,000                 3,830
S. Dallas Simmons                                      --                 3,745
Robert H. Spilman                                   1,088                    --
Paul J. Bonavia                                     4,413(2)                 --
Thomas N. Chewning                                  3,817(2)(5)              --
David L. Heavenridge                                4,510(2)                 --
James T. Rhodes                                    20,027(2)                 --
All Directors and executive officers as a
  group (22 persons) (6)                          144,539(2)(7)

(1) The number noted for Directors under this heading represents the number of shares that are distributable to the Director under the Deferred Compensation Plan.
(2) The amounts indicated include restricted stock as follows: Mr.
    Capps -- 44,463 shares; Dr. Rhodes -- 7,326 shares; Mr. Bonavia -- 2,058 shares; Mr. Chewning -- 1,112 shares; Mr. Heavenridge -- 1,112 shares; and all Directors and executive officers as a group -- 60,165 shares.
(3) Mr. Capps disclaims beneficial ownership of 946 shares that are held by family members.
(4) Mr. Roos disclaims beneficial ownership of 4,387 shares that are held in trusts for family members.
(5) Mr. Chewning disclaims beneficial ownership of 207 shares that are held by a family member.
(6) All current Directors and executive officers as a group own less than one percent of the number of shares outstanding as of February 16, 1996.
(7) Beneficial ownership is disclaimed of a total of 5,540 shares.
                                       5

                             EXECUTIVE COMPENSATION
                           REPORT OF THE COMMITTEE ON
                    CORPORATE ORGANIZATION AND COMPENSATION
     The Committee on Organization and Compensation (the Committee) is a standing committee of the Board composed entirely of Directors who are not employees of Dominion Resources or any of its subsidiaries.
          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
     Mr. Spilman, a member of the Committee, is Chairman and Chief Executive Officer of Bassett Furniture Industries, Inc. Mr. Capps, Chairman, President and Chief Executive Officer of Dominion Resources, is a Director of Bassett Furniture Industries, Inc.
                              COMMITTEE FUNCTIONS
     The Committee is responsible for the development and implementation of Dominion Resources' overall program for salaries and incentive compensation, in accordance with the philosophy described below. It reviews this program in relation to the financial and operating performance of the company and its subsidiaries. It specifically reviews the compensation and performance of the Chief Executive Officer, Mr. Capps, and other senior executives. The Committee reviews executive performance and compensation without the presence of the executives who are being discussed.
     The Organization and Compensation Committee of Virginia Power (the Virginia Power Committee), which is a standing committee of the Virginia Power Board of Directors, sets the compensation of Virginia Power executives. In the case of Dr. Rhodes, such compensation is presented by the Virginia Power Committee and reviewed and ratified by the Committee and the Dominion Resources Board of Directors. The Virginia Power Committee has three members: Messrs. Leatherwood and Roos, who are Directors of Dominion Resources and Virginia Power, and William G. Thomas, who is a non-employee Director of Virginia Power. Mr. Adams is also an ex-officio member of the Virginia Power Committee.
     The Committee and the Virginia Power Committee have access to outside professional compensation consultants and meet annually with these consultants, with and without executives present. The Committee also reviews corporate organization, management development plans and benefits programs. It makes reports and recommendations to the Dominion Resources Board of Directors on all of these matters of organization and compensation.
                       CORPORATE COMPENSATION PHILOSOPHY
     Executives should be rewarded for achieving financial and operating results each year and over the long run that contribute to the success of Dominion Resources and increase the value of the investments that have been made by the Shareholders.
     Compensation opportunities must be effectively linked to financial and operating performance. For each executive, a significant percentage of compensation each year should be at risk, that is, it should depend on the accomplishment of challenging performance goals. The percentage of compensation at risk for an executive should increase with responsibilities and opportunities to contribute directly to the success of the organization.
     The performance upon which the incentive compensation program is based should be assessed both on an annual basis and also over a longer period of time to ensure that executives work to support both the current as well as the strategic objectives of the organization.
                                       6

     Dominion Resources must be able to compete effectively in its executive labor market to attract and retain the highly qualified individuals it needs to succeed in an era characterized by accelerating change and increasing competition. The competitive labor market for executive talent is not defined by the companies in the published peer group indices used in the Comparison of Five Year Cumulative Total Return graph shown on page 13.
     Dominion Resources' competitive labor market is defined to a great extent by the compensation practices of the companies that comprise the Standard & Poor's (S&P) Utility Index. The executive labor market for diversified utilities like Dominion Resources is also influenced by the compensation practices of comparable nonutility corporations. The Committee looks at each of these groups, as appropriate, in determining compensation practices at comparable companies.
     The economic interests of executives, Directors and Shareholders should be effectively linked. The ownership of Dominion Resources Common Stock is an important means to establish and maintain this link. Status as a Director or executive carries with it an obligation to build up, over time, a meaningful investment in company stock. Compensation programs for Directors and executives should encourage such investments.
     Section 162(m) of the Internal Revenue Code, as enacted by the Omnibus Budget Reconciliation Act of 1993, imposes a $1 million limit, with certain exceptions, on the amount a publicly held corporation may deduct in tax years 1994 and thereafter for the compensation paid or accrued with respect to its five most highly compensated officers. The Committee monitors the effect of this regulation and considers policy alternatives with regard to this limit.
                         EXECUTIVE COMPENSATION PROGRAM
     Dominion Resources' executive compensation program is composed of four basic elements: (A) base salary; (B) annual incentive opportunities to earn additional cash; (C) long-term opportunities to earn additional cash and shares of Dominion Resources Common Stock; and (D) agreements that encourage management stability.
     (A) BASE SALARY
     Dominion Resources' executive compensation program stresses incentive opportunities linked to financial and operating performance. The program generally sets executive officers' base salaries below the median for comparable positions at comparable companies. In 1995, executive base salaries were increased by an amount to reflect individual performance and the general increase in salaries in the competitive labor market consistent with our practice of maintaining average executive pay below the median for comparable positions at comparable companies.
     (B) ANNUAL INCENTIVE OPPORTUNITIES
     Annual incentive opportunities should establish an effective link between current compensation and current performance to ensure that executives focus on objectives that help to increase Shareholder wealth each year. Performance is defined in terms of financial and operating goals of the company or companies for which the executive is responsible.
     For 1995, annual performance goals were set early in the year. The goals were ones which the Committee believes to be challenging, in light of all current circumstances. If the financial performance of a company does not meet a specified threshold level that year, then no annual incentive awards are paid to the executives responsible for that company. To the extent that corporate performance exceeds the threshold level, annual incentive awards are made, up to a maximum award level.
                                       7

     The extent to which performance goals have been achieved is scored at the end of the year using objective, quantitative measures, e.g., actual earnings versus the earnings goal. Cash awards are calculated based on actual performance relative to the goals established at the beginning of the year. Annual incentive opportunities are designed to provide a strong incentive for executives to increase corporate earnings each year. The program places a significant portion of the executive's annual compensation at risk. As a result of the company's overall compensation philosophy, approximately one third of an executive's total annual cash compensation opportunity depends on the achievement of annual corporate performance goals.
     The amount of compensation at risk increases with the executive's responsibilities. Executive base salaries are generally set below the median for comparable positions at comparable companies. If corporate performance goals are met, and annual incentive opportunities are realized, then the executive's annual cash compensation may total more than the median total annual cash compensation for comparable positions at comparable companies.
     By action of the Committee and the Virginia Power Committee, for the 1995 year, Dr. Rhodes' annual incentive compensation was provided through the Success Sharing Plan, in which only Virginia Power employees participate. Dr. Rhodes' 1995 award was reviewed and ratified by the Committee and the Dominion Resources Board of Directors.
     In 1995, the specific goals set and the weighting given those goals varied according to the responsibilities of the executive officer. Dr. Rhodes had three types of goals, weighted in the following manner: utility earnings (50%); utility cost control (25%); and utility operations, e.g., generating unit efficiency (25%). For 1995, the utility's cost control goal was surpassed, the earnings goal was met and the operations goal was nearly attained. The other executives, excluding the Chief Executive Officer, had 1995 goals based entirely on the earnings of the nonutility subsidiaries. These 1995 goals were surpassed.
     (C) LONG-TERM INCENTIVE OPPORTUNITIES
     Long-term incentives should establish an effective link between the company's long-term performance and the executive's long-term compensation. These incentives should also link the economic interests of executives and Shareholders by providing executives with opportunities to earn shares of company stock.
     Corporate performance goals are defined with reference to the individual executive's responsibilities and that executive's opportunities to contribute to the long-term success of the organization. Corporate performance is measured in financial and operating terms over three-year periods of time. A new performance period begins each year.
     For the 1995-1997 cycle, goals were set at the start of the performance period. The goals were ones that the Committee believes to be challenging, in light of all current circumstances. The extent to which long-term goals have been achieved, or not achieved, is scored at the end of each performance period using objective, quantitative measures, e.g., actual financial performance versus the financial performance goal. Awards are made to Mr. Capps in restricted shares of Dominion Resources Common Stock. Awards to other executives (excluding Dr. Rhodes) are paid out one-half in cash and the remainder in restricted shares of Dominion Resources Common Stock. Awards to Dr. Rhodes are paid out in up to one-half cash and the remainder in Dominion Resources Common Stock.
     Long-term incentives are designed to reward executives for delivering corporate performance that will support the long-term growth of Shareholder value. Executives have the opportunity to earn significant additional compensation over the course of each performance period, but only if they deliver superior corporate performance. If such performance is delivered, the executive's long-term compensation will total more than the median long-term compensation for comparable positions at comparable companies. Opportunities to earn stock are not established, and awards of stock are not made, with reference to the amount of stock that an executive already holds. Restricted stock awards are made to executives under the Long-Term Incentive Plan.
                                       8

     In 1995, three long-term goals were set for the period 1995-1997 for Dr. Rhodes, weighted as follows: a total return to Dominion Resources Shareholders superior to that of the S&P Utility Index (50%); a utility return on equity superior to the average return on equity achieved by a group of comparable utilities (25%); and restraint of utility costs to a growth rate less than that of the Consumer Price Index (25%). In 1995, a single common long-term goal was set for the other executives, excluding the Chief Executive Officer: a specified increase in the combined net worth of the nonutility subsidiaries.
     At the end of 1995, the results of the concluding three-year performance period (1993-1995) were evaluated for the executive officers. Three goals, identical to the ones described above, had been set for Dr. Rhodes for that period. Dr. Rhodes' awards for the 1993-1995 performance cycle were reviewed and ratified by the Committee and Dominion Resources Board. One goal was not met, one goal was surpassed and the other goal was nearly achieved. The other executives, excluding the Chief Executive Officer, shared a single common goal for the period 1993-1995: a specified increase in the combined net worth of the nonutility subsidiaries. This growth goal was surpassed.
     (D) EMPLOYMENT AGREEMENTS
     Outstanding management is essential to advancing the best interests of Dominion Resources and its Shareholders. The Committee believes that in order to secure the continued services of key management executives, it is appropriate to enter into certain types of agreements with those executives. Employment continuity agreements provide benefits in the event of a change in control and enable management executives to perform their duties and responsibilities without the distracting uncertainty associated with a change in control. In addition, Dominion Resources and Virginia Power have entered into employment agreements with key management executives. These employment agreements, as well as the employment continuity agreements, encourage management stability and are discussed on pages 15 through 17.
                      CHIEF EXECUTIVE OFFICER COMPENSATION
     (A) BASE SALARY
     As Chairman, President and Chief Executive Officer of Dominion Resources, Mr. Capps' base salaries, shown in the Summary Compensation Table, reflect his substantial responsibilities. The salaries shown also reflect increases based on job performance and executive labor market compensation surveys. Mr. Capps' base salary was comparable with the median for his position at comparable companies. Adjustments made to executive base salaries took effect on February 1, 1995. Mr. Capps' 1995 base salary was increased by 10 percent, to the midpoint of his salary range, to reflect his personal contribution to the company's financial performance.
     (B) ANNUAL INCENTIVE OPPORTUNITIES
     Mr. Capps' 1995 annual cash incentive opportunity was based on two goals, weighted as follows: utility earnings (40%); and nonutility earnings (60%). For 1995, the utility goals were not fully attained, while the nonutility goal was surpassed. Based on the foregoing, the Committee approved a 1995 annual incentive award for Mr. Capps, as reflected in the Summary Compensation Table on page 11. This represents 33 percent of his 1995 total cash compensation.
     (C) LONG-TERM INCENTIVE OPPORTUNITIES
     At the beginning of 1995, the Committee established Mr. Capps' opportunity to earn shares of restricted stock under the Long-Term Incentive Plan, based on his achievement of goals over a three-year period (1995-1997). Three goals were set for Mr. Capps, weighted as follows: a total return to Dominion Resources Shareholders superior to that of the S&P Utility Index (50%); a specified annual growth in earnings per share (25%); and restraint of utility operating costs to a growth rate less than a specified level (25%). Mr. Capps was awarded 10,200 shares of performance-based restricted stock. A pro rata number of shares will be earned and become unrestricted at the end of the
                                       9
three-year performance cycle based on the extent to which the goals described are achieved. During the performance period, the dividends paid on these shares are automatically reinvested by Mr. Capps to purchase additional shares of Dominion Resources stock. At the end of the performance period, the pro rata number of shares not earned, if any, and the dividends on those shares, will be forfeited by Mr. Capps.
     At the end of 1995, the results of a concluding three-year performance period (1993-1995) were evaluated for Mr. Capps. Three goals had been set for Mr. Capps for the period, weighted as follows: a total return to Dominion Resources Shareholders superior to that of the S&P Utility Index (50%), a specified annual growth in earnings per share (25%), and restraint of utility operating costs to a growth rate less than a specified level (25%). The total return to Shareholders and earnings per share goals were not achieved; the cost control goal was surpassed. As a result, the Committee approved an award of Dominion Resources Common Stock to Mr. Capps under the Long-Term Incentive Plan as reflected in the Summary Compensation Table on page 11.
     (D) EMPLOYMENT AGREEMENTS
     An employment agreement, entered into in April 1995 and amended in September 1995 by Dominion Resources and Mr. Capps, supersedes a 1994 employment agreement between Dominion Resources and Mr. Capps. It is intended to secure his continued services, to reflect his substantial responsibilities and contributions, and to provide appropriate benefits after his retirement. (See page 15 for description).
Kenneth A. Randall, Chairman
John B. Adams, Jr.
John B. Bernhardt
Frank S. Royal
Robert H. Spilman
Members of the Dominion Resources Organization and Compensation Committee
                                       10

                             EXECUTIVE COMPENSATION
The table below includes compensation awarded to, earned by, or paid to the Chief Executive Officer and the four other most highly compensated executive officers (as of December 31, 1995) of Dominion Resources or Virginia Power as determined by total salary and bonus payments for 1995.
                           SUMMARY COMPENSATION TABLE

                                                                                    LONG-TERM COMPENSATION
                                                                                      AWARDS
                                                                                          SECURITIES
                                      ANNUAL COMPENSATION                                 UNDERLYING
      NAME &                                                   OTHER          RESTRICTED   OPTIONS/      PAYOUTS
     PRINCIPAL                                                ANNUAL           STOCK         SARS          LTIP       ALL OTHER
     POSITION          YEAR      SALARY       BONUS       COMPENSATION(1)     AWARDS(2)     GRANTS       PAYOUTS     COMPENSATION
                                  ($)          ($)              ($)             ($)          (#)           ($)           ($)
THOS. E. CAPPS         1995      628,408      313,803                0               0(3)      0          132,315(4)     16,129(5)
Chairman, President    1994      571,100      273,748                0               0         0                0        16,129
and Chief Executive    1993      534,100      187,066                0         291,598         0                0        16,408
Officer
J. T. RHODES           1995      406,075      273,000                0               0(6)      0           77,970(7)     14,558(8)
President & CEO,       1994      384,575      193,830                0               0         0           69,709        14,558
Virginia Power         1993      356,000      202,202                0               0         0           97,657        17,133
P. J. BONAVIA          1995      214,246       98,820            2,908               0(9)      0           59,215(10)     4,500(11)
Senior Vice            1994      197,406      105,103            3,802               0         0                0         4,500
President-             1993      190,278       57,316               05           7,627         0                0         5,708
Corporate
D. L. HEAVENRIDGE      1995      195,492       98,820            3,734               0(12)     0           92,713(13)     4,500(11)
Senior Vice            1994      182,299      109,313            3,488               0         0           66,160         4,500
President              1993      166,900       72,680            3,210               0         0           82,731         5,007
T. N. CHEWNING         1995      194,264       98,820            3,719               0(12)     0           92,713(13)     4,500(11)
Senior Vice            1994      157,158      131,251            3,283               0         0           66,160         4,481
President              1993      142,600       62,553            2,742               0         0           45,971         4,278

 (1) None of the named executive officers received perquisites or other personal benefits in excess of the lesser of $50,000 or 10% of his total salary and bonus. The amounts reported represent the repurchase of unused vacation days.
 (2) Dividends are paid on restricted stock.
 (3) The aggregate number of shares of restricted stock at December 31, 1995 totaled 38,121 with an aggregate value of $1,572,491 (based on the closing price on December 29, 1995 of $41.25 per share).
 (4) 3,141 shares of Dominion Resources common stock were awarded February 23, 1996 at the end of the three-year performance period (1993-1995).
 (5) Employer matching contribution on Employee Savings Plan contributions ($4,500); and insurance premium on Directors' Charitable Contribution Program ($11,629).
 (6) No shares of restricted stock were held as of December 31, 1995.
 (7) 1,808 shares of Dominion Resources common stock were awarded on February 16, 1996, at the end of a three-year performance period (1993-1995).
 (8) Employer match on Employee Savings Plan contribution ($4,500) and insurance premium on Directors' Charitable Contribution Program ($10,058).
 (9) The aggregate number of shares of restricted stock at December 31, 1995 totaled 1,348 with an aggregate value of $55,605 (based on a closing price on December 29, 1995 of $41.25 per share).
                                       11

(10) 710 shares of restricted stock and $29,306 in cash were awarded on February 23, 1996 at the end of a three-year performance period (1993-1995). The restrictions on the shares will lapse the earlier of one year from the date of award or retirement.
(11) Employer matching contribution on Employee Savings Plan contributions.
(12) The aggregate number of shares of restricted stock at December 31, 1995 totaled 901 with an aggregate value of $37,166 (based on the closing price on December 29, 1995 of $41.25 per share).
(13) 1,112 shares of restricted stock and $45,870 in cash were awarded on February 23, 1996 at the end of a three-year performance period (1993-1995). The restrictions on the shares will lapse the earlier of one year from the date of the award or retirement.
             LONG-TERM INCENTIVE PLANS - AWARDS IN LAST FISCAL YEAR

                                                    PERFORMANCE
                                                     OR OTHER
                                  NUMBER OF           PERIOD             ESTIMATED FUTURE PAYOUT UNDER
                                SHARES, UNITS          UNTIL              NON-STOCK PRICE BASED PLANS
                                   OR OTHER         MATURATION      THRESHOLD       TARGET        MAXIMUM
           NAME                   RIGHTS (#)         OR PAYOUT        (#/$)         (#/$)          (#/$)
Thos. E. Capps                 10,200 Shares(1)       3 years       5,100(1)        6,800(1)      10,200(1)
J. T. Rhodes                    4,300 Shares(2)       3 years           1(2)        4,300(2)       6,450(2)
P. J. Bonavia                     890 Shares(3)       3 years           1(3)          890(3)       1,527(3)
                                            (4)       3 years       $   1(4)      $40,000(4)     $68,700(4)
D. L. Heavenridge                 890 Shares(3)       3 years           1(3)          890(3)       1,527(3)
                                            (4)       3 years       $   1(4)      $40,000(4)     $68,700(4)
T. N. Chewning                    890 Shares(3)       3 years           1(3)          890(3)       1,527(3)
                                            (4)       3 years       $   1(4)      $40,000(4)     $68,700(4)

(1) Performance-based restricted stock, the vesting of which is tied to the achievement of three specified goals over a three-year performance period (1995-1997), weighted as follows: a total return to Dominion Resources' Shareholders superior to that of the S&P Utility Index (50%); a specified annual growth in earnings per share (25%); and restraint of utility operating costs to a growth rate less than a specified level (25%). The target number of shares will be earned and vest if the specified goals are all fully achieved. The threshold amount will be earned if at least 71% of the total return goal, 75% of the earnings goal and 98% of the cost control goal are achieved. The maximum amount will be earned if at least 114% of the total return goal, 125% of the earnings goal, and 104% of the cost control goal are achieved. Prorated amounts will be earned between the threshold and maximum.
(2) Performance shares to be paid out in shares of stock based on the achievement of three specified goals over a three-year performance period (1995-1997), weighted as follows: a total return to Dominion Resources' Shareholders superior to that of the S&P Utility Index (50%), utility return on equity equal to the average return on equity (ROE) achieved by a group of comparable utilities (25%), and restraint of utility costs to a growth rate less than that of the Consumer Price Index (25%). The target number of shares will be earned if all goals are fully achieved. The threshold amount will be earned if at least 71% of the total return goal, 81% of the ROE goal, and 75% of the cost control goal are achieved. The maximum amount will be earned if at least 114% of the total return goal, 110% of the ROE goal, and 120% of the cost control goal are achieved. Prorated amounts will be earned between the threshold and maximum.
(3) Performance shares to be paid out in shares of restricted stock based on the growth in the net worth of Dominion Resources' nonutility subsidiaries. If there is no growth in the net worth, no awards will be made. Prorated amounts will be earned between the threshold and target. If the target growth is achieved, the target number of shares will be awarded. If net worth grows beyond the target level, the target award will be increased, proportionally, up to the maximum number of shares.
(4) Long-term cash awards based on the growth in the net worth of Dominion Resources' nonutility subsidiaries. If there is no growth in net worth, no awards will be paid. Prorated amounts will be earned between the threshold and target. If the target growth is achieved, the target level of cash will be paid. If net worth grows beyond the target level, the target award will be increased, proportionally, up to the maximum.
                                       12

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN:
      DOMINION RESOURCES, INC. (DRI), S&P 500 INDEX, AND S&P UTILITY INDEX

                  1990      1991     1992      1993      1994      1995
DRI             $100.00   $130.28   $144.27   $175.21   $148.36   $181.95
S&P 500         $100.00   $130.47   $140.41   $154.56   $156.60   $215.45
S&P Util Index  $100.00   $114.62   $123.89   $141.79   $130.52   $185.38



                                  PENSION PLAN
     The table below sets forth the estimated annual straight life benefit that would be payable following normal retirement age under the benefit formula of the Dominion Resources, Inc. Retirement Plan (the Retirement Plan).
               ESTIMATED ANNUAL BENEFITS PAYABLE UPON RETIREMENT

FINAL AVERAGE                CREDITED YEARS OF SERVICE
  EARNINGS           15           20           25           30
  $ 150,000       $ 41,182     $ 54,910     $ 68,637     $ 82,364
    175,000         48,795       65,060       81,325       97,589
    200,000         56,407       75,210       94,012      112,814
    225,000         64,020       85,360      106,700      128,039
    250,000         71,632       95,510      119,387      143,264
    300,000         86,857      115,810      144,762      173,714
    350,000        102,082      136,110      170,137      204,164
    400,000        117,307      156,410      195,512      234,614
    450,000        132,532      176,710      220,887      265,064
    500,000        147,757      197,010      246,262      295,514
    550,000        162,982      217,310      271,637      325,964
    600,000        178,207      237,610      297,012      356,414
    650,000        193,432      257,910      322,387      386,864

     Benefits under the Retirement Plan are based on (i) average base salary over the consecutive 60-month period in which that base pay is highest, (ii) years of credited service, (iii) age at retirement, and (iv) the offset of Social Security benefits. Certain officers have entered into retirement agreements that give additional credited years of
                                       13
service for retirement and retirement benefit purposes, contingent upon the officer reaching a specified age and remaining in the employ of Dominion Resources or an affiliate.
     For purposes of the table on page 13, credited years of service (including any additional years earned in connection with the retirement agreements) for each of the individuals named in the Summary Compensation Table on page 11 is as follows: Mr. Capps: 30 years; Dr. Rhodes: 30 years; Mr. Bonavia: 4 years; Mr.
Chewning: 8 years; and Mr. Heavenridge: 18 years. For additional information about the retirement arrangements for Mr. Capps and certain other named officers see "Other Executive Agreements and Arrangements" on page 15.
     Dominion Resources' executive compensation program has placed increasing emphasis on incentive compensation opportunities linked to financial and operating performance. Base salaries have been held below the median for comparable positions at comparable companies. The Retirement Plan's benefit formula recognizes base salary, but not incentive compensation payments. Therefore, each year the Committee approves a market-based adjustment to executive base salaries for use in calculating the retirement benefit under the Dominion Resources, Inc. Benefit Restoration Plan (the Restoration Plan). In 1995, these adjustments ranged from 10 percent to 11 percent. Also, the Internal Revenue Code limits the annual retirement benefit that may be paid from, and the amount of compensation that may be recognized by, the Retirement Plan. To the extent that benefits determined under the Retirement Plan's benefit formula are reduced either because of base salary constraints or limitations imposed by the Internal Revenue Code, they will be paid under the Restoration Plan.
                     EXECUTIVE SUPPLEMENTAL RETIREMENT PLAN
     Dominion Resources and Virginia Power also provide an Executive Supplemental Retirement Plan (the Supplemental Plan) to their elected officers. The Supplemental Plan provides an annual retirement benefit equal to 25 percent of a participant's final cash compensation (base salary plus annual incentive). The normal form of benefit is payable in 120 equal monthly installments to a participant with at least 60 months of service, who retires at or after age 55 from the employ of Dominion Resources or Virginia Power, or who has become permanently disabled. If a participant dies while employed, the normal form of benefit will be paid to a designated beneficiary. If a participant dies while retired, but before receiving all benefit payments, the remaining installments will be paid to a designated beneficiary. In order to be entitled to benefits under the Supplemental Plan, an employee must be employed as an elected officer of Dominion Resources or Virginia Power at the time of death, disability or retirement.
     For additional information about Mr. Capps' supplemental retirement benefit, see "Other Executive Agreements and Arrangements" on page 15. Based on 1995 cash compensation, the estimated annual retirement benefit under the Supplemental Plan for the Chief Executive Officer and the four other most highly compensated executive officers of Dominion Resources would be as follows: Mr.
Capps: $235,208; Dr. Rhodes: $164,790; Mr. Bonavia: $77,394; Mr. Heavenridge:
$72,842 and Mr. Chewning: $72,544.
                        RETIREMENT BENEFIT FUNDING PLAN
     Dominion Resources maintains the Retirement Benefit Funding Plan to provide a means to secure its obligations under the Supplemental Plan, the Restoration Plan, and the retirement agreements described above. The Retirement Benefit Funding Plan does not provide any additional benefits; it simply helps secure the funding for the benefit obligations referred to in this paragraph. The amounts payable by Dominion Resources under the Supplemental Plan, the Restoration Plan, and the retirement agreements are reduced, on a dollar-for-dollar basis, by the funds available under the Retirement Benefit Funding Plan.
                                       14

                  OTHER EXECUTIVE AGREEMENTS AND ARRANGEMENTS
     Dominion Resources has entered into employment agreements with key management executives, including Messrs. Capps, Chewning, Heavenridge, and Bonavia, in order to secure their continued services and enable them to devote their full efforts to Dominion Resources and its subsidiaries. Virginia Power also has entered into employment agreements with its key management executives, including Dr. Rhodes.
     On April 12, 1995, Mr. Capps and Dominion Resources entered into an employment agreement, which replaced a prior agreement. The new agreement was amended in certain respects on September 15, 1995. Under the amended agreement, Mr. Capps will be employed as the Chief Executive Officer and President of Dominion Resources until July 31, 1999.
     During his employment Mr. Capps will continue to receive a salary at least equal to his April 21, 1995 salary and will be eligible for salary increases and incentive awards based on his job performance. If Mr. Capps continues his employment through July 31, 1996, he will be entitled to receive, upon his termination of employment, whether with or without cause, enhanced retirement benefits under the Retirement Plan, the Restoration Plan and the Supplemental Plan, full vesting of any restricted stock held at his termination date, and a lump sum payment approximately equal to his 1995 salary plus bonus. The enhanced retirement benefits include calculating Mr. Capps' Retirement Plan and Restoration Plan benefits based on his highest rate of annual salary in effect during his final year of employment (to the extent greater than his final five years of compensation), adjusting the manner in which his Supplemental Plan benefit is calculated and paying such benefit for life. Mr. Capps also will receive a present value payment equal to his annual base salary and annual cash incentive awards that he is projected to receive (under a specified formula) from August 1, 1996 to August 12, 1997. In addition, if, Mr. Capps' employment is terminated for cause after July 31, 1996, he will be entitled to receive continued coverage under the Dominion Resources medical and other welfare plans through the term of the agreement, and will receive age and service credit through the term of the agreement for purposes of computing benefits under such medical and other welfare plans.
     If, during the contract period, Dominion Resources reduces Mr. Capps' base pay, fails to consider him for incentive awards, fails to provide benefits similar to those of other senior executives, substantially diminishes his working conditions or management responsibilities or relocates him (Special Circumstances), and Mr. Capps terminates employment within 60 days after such action, or Mr. Capps voluntarily terminates on or after August 1, 1998, with 90 days written notice to Dominion Resources, and the Committee consents in writing to his termination of employment, Mr. Capps will be entitled to receive the payments described above as if his employment had been terminated for cause after July 31, 1996. If Mr. Capps terminates employment prior to July 31, 1999 other than for one of the reasons described above or on account of his death or disability, he will be entitled to benefits under the agreement only to the extent that such termination occurs after July 31, 1996.
     On April 21, 1995, Dr. Rhodes and Virginia Power entered into an employment agreement, which replaced a prior agreement. The new agreement was amended in certain respects on September 15, 1995. Under the amended agreement, Dr. Rhodes will be employed as the Chief Executive Officer of Virginia Power until July 31, 1999.
     The terms of Dr. Rhodes' amended employment agreement are substantially similar to the terms of Mr. Capps' amended employment agreement except as follows. The value of the hypothetical shares of Dominion Resources Common Stock granted to Dr. Rhodes under the Performance Achievement Plan will be paid to Dr. Rhodes in cash upon his termination of employment under certain circumstances. The present value payment equal to Dr. Rhodes projected annual base salary and annual cash incentive awards is determined for the period from August 1, 1996 to April 21, 1997. Dr. Rhodes may voluntarily terminate employment during the contract period upon written notice to Virginia Power after August 1, 1996. In addition, Dr. Rhodes is entitled to receive a lump sum payment approximately equal to his 1994 salary plus bonus, and enhanced benefits under the Supplemental Plan which would be calculated using different target factors than those specified in Mr. Capps employment agreement. Dr. Rhodes is
                                       15
entitled to elect, for the three-year period which began on August 24, 1994, to receive benefits provided under the early retirement program that was offered to executives of Virginia Power in August 1994 if he is terminated with or without cause prior to July 31, 1996 or he voluntarily terminates employment prior to July 31, 1999 other than on account of Special Circumstances. The 1994 early retirement program provided five additional years of age and service credit for purposes of calculating retirement benefits, a severance benefit equal to six months' salary, and continuation of certain other benefits for a period of time. The payments under this employment agreement are provided in addition to any payments under Dr. Rhodes' employment continuity agreement.
     Messrs. Heavenridge, Bonavia and Chewning each has an employment agreement for a three-year period beginning August 12, 1994. During employment, each executive will continue to receive a salary at least equal to his August 1994 salary and will be eligible for salary increases and bonuses. At the completion of the three-year contract period, the executive will receive a completion bonus equal to 25 percent of his salary and bonus paid during the contract period. If Dominion Resources terminates the executive's employment during the contract period without cause, the executive will receive a lump sum payment equal to the present value of his salary and bonus for the balance of the contract period, the present value of the completion bonus, vesting of the restricted stock that would have vested during the contract period, and age and service credit and continued benefit plan coverage through the end of the contract period. If, during the contract period, Dominion Resources reduces the executive's pay, fails to consider him for incentive awards, fails to provide benefits similar to those of other senior executives, demotes him to a position that is not a senior management position, or relocates him, and the executive terminates employment within 60 days after such action, the executive will be entitled to receive the payments and benefits described above as if his employment had been terminated. The agreements also provide benefits in the event of death or disability. If the executives receive severance payments after a change in control under their employment continuity agreements (as described below), payments will not be provided under these employment agreements (except for the completion bonus) upon termination of the executive's employment.
     Dominion Resources has employment continuity agreements with key management executives, including Messrs. Heavenridge, Chewning and Bonavia (but not Mr. Capps), which provide benefits in the event of a change in control. Virginia Power also has employment continuity agreements with its key management executives, including Dr. Rhodes. Each agreement has a three-year term and is automatically extended on each anniversary date for an additional year, unless the executive's company notifies the executive that the agreement shall not be extended.
     The employment continuity agreements do not alter the compensation and benefits available to each executive if the executive's employment with the employing company continues for the full term of the agreement. The agreements provide that, in the event of a change in control of Dominion Resources, each executive shall continue to receive total compensation (including benefits) not less than the level applicable immediately before the change in control. If, generally within three years following a change in control, the executive's employment is terminated by the executive's company without cause, the executive's company will pay continued compensation to the executive equal to the executive's average base salary and cash incentive awards for the 36-month period of employment preceding the change in control or employment termination, whichever is greater. This compensation shall be paid either in 36 equal monthly installments or in a lump sum amount equal to the present value of the installment payments. In addition, the terminating executive shall be entitled to receive any benefits due the executive under any stock or benefit plan. An executive shall not be entitled to the foregoing payments if the executive's employment is terminated for cause. If the executive's company fails to give the executive salary increases, bonuses and incentive awards comparable to those received by the executive in prior years or those received by comparable executives, reduces the executive's compensation or benefits, or diminishes the executive's status, working conditions or management responsibilities, and the executive terminates employment within 60 days after such action, the executive will be entitled to receive the payments described above as if his employment had been terminated. Any amounts payable after a change in control (other than supplemental retirement benefits and restricted stock) that are considered "parachute payments" under the Internal Revenue Code will be reduced to an amount that does not exceed the
                                       16
maximum amount that can be paid without imposition of an excise tax on "parachute payments". The company will indemnify the executive with respect to any excise tax incurred as a result of the vesting of supplemental retirement benefits, restricted stock or legal fees incurred to enforce the agreement in the event of a change in control.
     A change in control shall be deemed to have occurred if (i) any person or group becomes a beneficial owner of 20 percent or more of the combined voting power of Dominion Resources' voting stock or (ii) as a direct or indirect result of, or in connection with, a cash tender or exchange offer, merger or other business combination, sale of assets, or contested election, the Directors constituting the Dominion Resources Board before any such transactions cease to represent a majority of Dominion Resources' or its successor's Board within two years after the last of such transactions. The Virginia Power agreements also deem a change in control to have occurred in the event that the utility ceases to be an affiliate of Dominion Resources.
     The Board believes that these employment continuity agreements benefit Dominion Resources by securing the continued services of key management personnel and by enabling management to perform its duties and responsibilities without the distracting uncertainty associated with a change in control.
     Under the Executive Deferred Compensation Plan, executives may elect to defer any portion of their base salary, annual incentive cash award and/or long-term incentive cash award until they retire from the company or otherwise direct. Deferrals are credited, for bookkeeping purposes, with earnings and losses as if they were invested in either an interest-bearing account or Dominion Resources Common Stock, depending on the executive's election. All distributions are paid in cash.
                           COMPENSATION OF DIRECTORS
     The non-employee members of the Board receive an annual retainer of $19,000 and a fee of $900 for each Board or committee meeting attended. Committee Chairmen receive an additional annual retainer of $3,000. These Directors may elect to defer their annual retainer and/or their meeting fees under the Deferred Compensation Plan until they retire from the Board or otherwise direct. The deferred fees are credited, for bookkeeping purposes, with earnings and losses as if they were invested in either an interest bearing account or Dominion Resources Common Stock, depending on the Director's election, and are paid accordingly.
     Also under the Plan, Dominion Resources makes payments to non-employee Directors or their designated beneficiaries upon those Directors' retirement, death or disability. Payments to a retired Director, including one who becomes disabled after retirement, are made for a period of four years, or for a period of years equal to the Director's service on the Board of Dominion Resources or one of its subsidiaries, whichever is longer. If a non-employee Director becomes disabled prior to retirement, these payments are made for four years. Each year, these payments equal the annual retainer in effect at the time the payments begin. Upon the death of a non-employee Director, the unpaid portion of these payments, up to a maximum of four times the annual amount due, is paid in a lump sum to the Director's designated beneficiary. Contingent upon Shareholder approval of the Dominion Resources, Inc. Stock Accumulation Plan for Outside Directors, this retirement benefit will be eliminated (see ITEM TWO on page 18).
     Dominion Resources administers a Directors' Charitable Contribution Program (the Program) as part of its overall program of charitable giving. Beginning at the death of a Director, Dominion Resources will donate to one or more qualifying charitable organizations recommended by the individual Director an aggregate amount of $50,000 per year for ten years. The Program is funded by life insurance policies purchased by the company on the Directors. These policies are owned by Dominion Resources, which is also the beneficiary. The Directors derive no financial or tax benefits from the Program, since all insurance proceeds and charitable tax deductions accrue solely to the company.
                                       17

                              CERTAIN TRANSACTIONS
     In September 1995, Harvey Lindsay Commercial Real Estate (HLCRE) represented Rosemont/DCI Properties, Inc. (Rosemont/DCI) in the sale of one of its properties. Rosemont/DCI is an affiliate of Dominion Resources and HLCRE's principal is Mr. Lindsay, a Director of Dominion Resources and Virginia Power. HLCRE received a fee of $85,440 for this sales transaction.
                                   ITEM TWO:
                            DOMINION RESOURCES, INC.
                 STOCK ACCUMULATION PLAN FOR OUTSIDE DIRECTORS
     BASED ON MANAGEMENT'S RECOMMENDATION, THE BOARD OF DIRECTORS SUPPORTS A VOTE FOR APPROVAL OF THE STOCK ACCUMULATION PLAN FOR OUTSIDE DIRECTORS.
                                  INTRODUCTION
     In response to Shareholder interest for increased Common Stock ownership by non-employee Directors (Outside Directors), the Board of Directors recommends Shareholder approval of the Dominion Resources, Inc. Stock Accumulation Plan For Outside Directors (the Directors Plan). Approval of the Directors Plan will also be in keeping with Dominion Resources overall corporate compensation philosophy which encourages a meaningful investment in Company Stock. If the Directors Plan is approved by Shareholders, the retirement provision of the Directors Deferred Compensation Plan, which pays benefits in cash, will be eliminated.
     The proposed Directors Plan will make a substantial portion of an Outside Director's compensation directly dependent on the performance of Company Stock. Upon receiving awards, Outside Directors will have a meaningful level of potential stock ownership that will reinforce their alignment with the shareholders. In addition, an extended vesting schedule in the Directors Plan (17 years for full vesting) will encourage Outside Directors to promote the long-term interests of Dominion Resources shareholders.
     The principal features of the Directors Plan are summarized below. The summary is qualified by reference to the complete text of the Plan, which is included as Exhibit A to this proxy statement, and includes definitions of capitalized terms.
                           ELIGIBLE OUTSIDE DIRECTORS
     The Outside Directors on the Boards of Dominion Resources and its directly owned subsidiaries (currently Virginia Power, Dominion Capital, Inc. and Dominion Energy, Inc.) are eligible to participate. Eleven members of the Dominion Resources Board presently are eligible to receive an award under the Directors Plan. Employee Directors are not eligible to participate.
                              AWARD OF STOCK UNITS
     Awards under the Directors Plan are made in units whose value is based on the value of Company Stock (Stock Units). An Outside Director will receive only one award of Stock Units, even if serving on multiple Boards. Each Outside Director shall receive an award of Stock Units determined by (i) multiplying the Outside Director's Retainer by 17, and (ii) dividing the result by the average price of Company Stock on the last trading day of the prior three months (the Fair Market Value). Awards will be made to persons who were Outside Directors as of January 1, 1996 and to future Outside Directors when elected.
                                       18

                           OUTSIDE DIRECTOR ACCOUNTS
     The initial award of Stock Units is maintained in a Stock Unit Account. Stock Units are adjusted in the same manner as Company Stock for stock splits and similar events. A Dividend Account is credited with additional Stock Units equal in value to dividends paid on Company Stock.
                              VESTING IN ACCOUNTS
     Years of service are measured from the Outside Director's initial election to a Board and an Outside Director must have 17 years of service to be fully vested. After ten years of service, an Outside Director first becomes partially vested in 10/17ths of the Stock Unit Account and is fully vested in the Dividend Account. An Outside Director becomes vested in an additional 1/17th of the Stock Unit Account for each additional year of service over ten. If an Outside Director ceases to be a director due to Retirement, death, Disability or a Change of Control, the Outside Director is fully vested in the Dividend Account and in a percentage of the Stock Unit Account equal to the Outside Director's years of service divided by 17.
                         PAYMENTS ONLY IN COMPANY STOCK
     All payments to Outside Directors are made in Company Stock. Payments may be made in a lump sum or in installments over five or ten years, at the election of the Outside Director. Payment is made only when the Outside Director ceases to serve as a Director. Payment is made to the Outside Director's designated beneficiary in the event of death. An aggregate maximum of 400,000 shares of Company Stock is authorized for payments to Outside Directors.
                      EFFECTIVENESS OF THE DIRECTORS PLAN
     The Directors Plan will become effective as of January 1, 1996 if approved by Shareholders and will terminate upon the earlier of (a) the termination by the Boards of Dominion Resources and the Participating Subsidiaries or (b) December 31, 2005.
                                 INITIAL AWARDS
     The number of Stock Units, assuming full vesting, which would be granted under the Directors Plan to the persons and at the value indicated, are listed in the following table.
                                       19

                         DIRECTORS PLAN BENEFITS TABLE

                                         NUMBER OF       VALUE
         OUTSIDE DIRECTORS              STOCK UNITS       (*)
John B. Adams, Jr.                         7,830        $323,000
John B. Bernhardt                          7,830         323,000
Benjamin J. Lambert, III                   7,830         323,000
Richard L. Leatherwood                     7,830         323,000
Harvey L. Lindsay, Jr.                     7,830         323,000
Kenneth A. Randall                         7,830         323,000
William T. Roos                            7,830         323,000
Frank S. Royal                             7,830         323,000
Judith B. Sack                             7,830         323,000
S. Dallas Simmons                          7,830         323,000
Robert H. Spilman                          7,830         323,000

(*) The Fair Market Value of Company Stock on April 1, 1996 will be used to determine the number of Stock Units in the initial award. For purposes of this table, the closing price of Company Stock on December 29, 1995 of $41.25 per share was used.
                           TRANSFERABILITY OF AWARDS
     The rights of an Outside Director under the Directors Plan may not be assigned or transferred other than by will or the laws of descent and distribution.
                        AMENDMENT OF THE DIRECTORS PLAN
     The Boards of Dominion Resources and the Participating Subsidiaries may amend the Directors Plan except that, without approval of Shareholders, no revision or amendment may change the class of persons eligible to receive Stock Units, increase the number of shares of Company Stock authorized under the Directors Plan or materially increase the benefits under the Directors Plan.
             FEDERAL INCOME TAX CONSEQUENCES OF THE DIRECTORS PLAN
     An Outside Director will not have taxable income from the Directors Plan until the Outside Director receives payment. At payment, the Outside Director will recognize taxable ordinary income equal to the fair market value of the Company Stock at that time. The Company will be entitled to a tax deduction at the same time and in the same amount that an Outside Director recognizes ordinary income, to the extent the compensation is considered reasonable.
     This is only a summary of federal income tax aspects and is based upon interpretations of the existing laws, regulations and rulings which could be materially altered with enactment of any new tax legislation.
                                       20

                                  ITEM THREE:
                            DESIGNATION OF AUDITORS
     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE DESIGNATION OF DELOITTE & TOUCHE LLP.
     The Board of Directors has designated Deloitte & Touche LLP, independent certified public accountants, as auditors of the consolidated financial statements of Dominion Resources for the year 1996. Representatives of Deloitte & Touche LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions.
                           MATTERS BEFORE THE MEETING
     The management and Directors are not aware of any other matters which may come before the Annual Meeting other than the matters stated in the Notice of the Annual Meeting.
                       PROPOSALS FOR 1997 ANNUAL MEETING
     Article XXX of Dominion Resources' Bylaws provides that, in addition to any other applicable requirements, for business (other than Shareholder nominations of Director candidates) to be properly brought before the Annual Meeting by a Shareholder, the Shareholder must give timely notice in writing to the Corporate Secretary not later than 90 days prior to the date of the anniversary of the immediately preceding Annual Meeting. As to each matter, the notice must contain
(i) a brief description of the business desired to be brought before the Annual Meeting, including the complete text of any resolutions to be presented at the Annual Meeting with respect to such business, and the reasons for conducting such business at the Annual Meeting, (ii) the name and address of record of the Shareholder proposing such business, (iii) the class and number of shares of Dominion Resources Common Stock that are beneficially owned by the Shareholder, and (iv) any material interest of the Shareholder in such business.
     In order for a Shareholder proposal to be considered for possible inclusion in the 1997 Proxy Statement, it must be received by the Corporate Secretary of Dominion Resources no later than November 6, 1996. Pursuant to the Bylaws, the Company plans to hold its 1997 Annual Meeting on April 18, 1997.
                           ANNUAL REPORT ON FORM 10-K
     A COPY OF DOMINION RESOURCES' ANNUAL REPORT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR 1995 ON FORM 10-K, EXCLUDING EXHIBITS, CAN BE OBTAINED WITHOUT CHARGE BY WRITING TO LINWOOD R. ROBERTSON, SENIOR VICE PRESIDENT AND CORPORATE SECRETARY, DOMINION RESOURCES, INC., P. O. BOX 26532, RICHMOND, VIRGINIA 23261.
                                       21

                                                                       EXHIBIT A
                            DOMINION RESOURCES, INC.
                 STOCK ACCUMULATION PLAN FOR OUTSIDE DIRECTORS
     DOMINION RESOURCES, INC. (the "Company"), hereby adopts the Dominion Resources, Inc. Stock Accumulation Plan for Outside Directors.
     1. PURPOSE AND BACKGROUND. This Stock Accumulation Plan for Outside Directors (the "Plan") is designed to align the interests of the directors of the Company and certain of its subsidiaries who are not employees of the Company or its subsidiaries more closely with the interests of the Company's shareholders by paying a portion of their compensation in units whose value is based on the value of the Company's common stock. The Plan is intended to advance the interests of the Company by providing these directors with an incentive to remain in the service of the Company and to increase their efforts for the success of the Company.
     2. DEFINITIONS. Whenever used in the Plan, the following terms shall have the meanings set forth below unless the context clearly requires a different meaning:
     (a) ACCOUNT. Collectively a Participant's Stock Unit Account and Dividend Account.
     (b) AFFILIATE. Any corporation or business organization that is under common control with the Company (as determined under Code section 414(b) or (c)), or that is a member of an affiliated service group with the Company (as determined under Code section 414(m)).
     (c) ANNIVERSARY DATE. The twelve-month anniversary of the date on which an Outside Director is first elected or appointed to any Board as an Outside Director. If an Outside Director who has previously received an award under this Plan has a Cessation of Service and is subsequently elected or appointed to a Board, the Anniversary Date for the Outside Director for service after the reelection or reappointment shall be the twelve-month anniversary of the date of the reelection or reappointment.
     (d) BOARD OR BOARDS. The Dominion Resources Board and the respective boards of directors of the Participating Subsidiaries.
     (e) CESSATION OF SERVICE. The date on which an Outside Director ceases to be an Outside Director on all of the Boards.
     (f) CHANGE OF CONTROL. For purposes of this Plan, a Change of Control means:
          (i) The acquisition by any unrelated person of beneficial ownership (as that term is used for purposes of the Exchange Act) of 20% or more of the then outstanding shares of Company Stock or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors. The term "unrelated person" means any person other than (x) the Company and its Subsidiaries, (y) an employee benefit plan or trust of the Company or its Subsidiaries, and (z) a person who acquires stock of the Company pursuant to an agreement with the Company that is approved by the Dominion Resources Board in advance of the acquisition, unless the acquisition results in the persons who were directors of the Company before the acquisition ceasing to constitute a majority of the Dominion Resources Board. For purposes of this subsection, a "person" means an individual, entity or group, as that term is used for purposes of the Exchange Act.
          (ii) Approval by the shareholders of the Company of a reorganization, merger, consolidation or other transaction (collectively a "transaction") with respect to which the persons who were the beneficial owners of the Company Stock and other voting securities of the Company immediately prior to the transaction do not, following the transaction, beneficially own, directly or indirectly, more than 50% of the then outstanding shares of the
                                      A-1

     Company Stock (or the successor corporation) or the combined voting power of the then outstanding voting securities of the Company (or the successor corporation) entitled to vote generally in the election of directors.
          (iii) A liquidation or dissolution of the Company, or a sale or other disposition of all or substantially all of the assets of the Company (other than a transaction in which a Participating Subsidiary ceases to be a Subsidiary).
          (iv) As a result of any single or combination of the events described in Section 2(f)(i), (ii) or (iii), individuals who, before the first of such events, constituted the Board cease for any reason to constitute at least a majority of the Board within two (2) years of the last such event.
          (v) With respect to an Outside Director on the board of directors of a Participating Subsidiary, the Participating Subsidiary ceases to be a Subsidiary of the Company, the Outside Director ceases to be a member of all the Boards other than of the Participating Subsidiary, and the terms of the transaction in which the Participating Subsidiary ceased to be a Subsidiary do not provide that the value of the benefits under the Plan for the Outside Director will be guaranteed by the Participating Subsidiary or a successor entity.
     (g) CODE. The Internal Revenue Code of 1986, as amended.
     (h) COMPANY. Dominion Resources, Inc., and any successor by merger or otherwise.
     (i) COMPANY STOCK. The common stock, no par value, of the Company.
     (j) DISABILITY. A condition, resulting from bodily injury or disease or mental impairment, that renders, and for a six consecutive month period has rendered, an Outside Director unable to perform the duties of a director. Disability shall be determined by a licensed medical physician selected by the Dominion Resources Board.
     (k) DIVIDEND ACCOUNT. The book account established and maintained for each Outside Director to record the conversion of hypothetical dividends and other distributions into Stock Units under Section 4 of the Plan.
     (l) DOMINION RESOURCES BOARD. The board of directors of the Company.
     (m) EFFECTIVE DATE. January 1, 1996.
     (n) EXCHANGE ACT. The Securities Exchange Act of 1934, as amended.
     (o) FAIR MARKET VALUE. The average of the closing trading prices of a share of Company Stock, as reported in THE WALL STREET JOURNAL, on the last trading day of each of the three months immediately preceding the month in which the determination of value is made.
     (p) OUTSIDE DIRECTOR. A director on any one of the Boards who is not an employee of the Company or any of its Subsidiaries or Affiliates.
     (q) PARTICIPATING SUBSIDIARY. Virginia Electric and Power Company, Dominion Capital, Inc., Dominion Energy, Inc., or any other Subsidiary which is directly and wholly owned by the Company.
     (r) PLAN. The Dominion Resources, Inc. Stock Accumulation Plan for Outside Directors.
     (s) RETAINER. The annual base retainer paid to all Outside Directors for service on a Board. The term "Retainer" shall not include meeting fees, travel expenses, fees or additional retainer for service on committees of a Board, and fees or additional retainer for service as chairman of a Board. If an Outside Director is serving on more than one Board, the highest annual retainer for any of the Boards shall be used. When an Outside Director is first elected or appointed to a Board, the Retainer shall be the annual retainer payable for a full year, even if the Outside Director serves less than a full year.
     (t) RETIREMENT DATE. The later of age 62 or the latest date on which an Outside Director is required to resign from a Board in accordance with the provisions of the directors' retirement policy for that Board as in effect from
                                      A-2
time to time (if the Outside Director is a member of more than one Board, the latest date for resignation on any of the Boards shall be used).
     (u) RULE 16B-3. Rule 16b-3 of the Securities and Exchange Commission promulgated under the Exchange Act. A reference in the Plan to Rule 16b-3 shall include a reference to any corresponding rule (or number redesignation) or any amendments to Rule 16b-3 enacted after the Effective Date.
     (v) STOCK UNIT. A hypothetical share of Company Stock. Each Stock Unit credited to an Outside Director's Stock Unit Account or Dividend Account shall be deemed to have the same value, from time to time, as a share of Company Stock. Notwithstanding the foregoing, Stock Units shall not confer upon Outside Directors any of the rights associated with Company Stock, including, without limitation, the right to vote or to receive distributions. Stock Units may not be sold, assigned, transferred, disposed of, pledged, hypothecated or otherwise encumbered.
     (w) STOCK UNIT ACCOUNT. The book account established and maintained for each Outside Director to record the Stock Units awarded to an Outside Director under Section 3 of the Plan.
     (x) SUBSIDIARY. Any corporation that is a subsidiary corporation of the Company (as determined under Code section 424(f)).
     (y) YEAR OF SERVICE. A twelve-month period ending on an Anniversary Date during which an Outside Director continuously serves on any of the Boards. An Outside Director shall be credited with a Year of Service in the year in which a Cessation of Service occurs if the period from the last Anniversary Date until Cessation of Service is at least six (6) months.
     3. ELIGIBILITY AND AWARD OF STOCK UNITS.
     (a) Each person who is an Outside Director on January 1, 1996 shall receive an award of Stock Units as provided in this Section 3(a). The number of Stock Units granted under the award shall be determined by (i) multiplying the Outside Director's Retainer for 1995 by seventeen (17), and (ii) dividing the result by the Fair Market Value of Company Stock determined as of April 1, 1996.
     (b) Each Outside Director who is first elected or appointed to any of the Boards after the Effective Date shall receive an award of Stock Units as of the date of election or appointment. The number of Stock Units granted under the award shall be determined by (i) multiplying the Outside Director's Retainer for the first year of service on the Board by seventeen (17), and (ii) dividing the result by the Fair Market Value of Company Stock as of the date of election or appointment. An Outside Director who has previously received an award of Stock Units under the Plan shall not receive another award of Stock Units if the Outside Director is elected to another of the Boards.
     (c) This Section 3(c) shall apply if an Outside Director who has previously received an award under this Plan has a Cessation of Service and subsequently is elected or appointed to any of the Boards. If the Outside Director was not fully vested in both the Stock Unit Account and the Dividend Account at the Cessation of Service, the Outside Director shall receive an award of Stock Units equal to the number of Stock Units in the Outside Director's Account which were not distributable to the Outside Director due to the Cessation of Service. The award shall be allocated between the Outside Director's Stock Unit Account and the Dividend Account in the same amounts as the Stock Units in those Accounts which were not distributable at the Cessation of Service. If the Outside Director was fully vested in both the Stock Unit Account and the Dividend Account at the Cessation of Service, the Outside Director shall not receive any award under this Plan due to the subsequent election or appointment of the Outside Director.
     (d) The Stock Units awarded to an Outside Director under Section 3(a) or
(b) shall be credited to the Director's Stock Unit Account. The Stock Units credited to the Stock Unit Account shall vest in accordance with the provisions of Section 5 and shall be payable in accordance with the provisions of Sections 6 and 7.
                                      A-3

     4. CREDITING OF DIVIDENDS.
     (a) The Stock Units credited to each Outside Director's Stock Unit Account and Dividend Account shall be credited with hypothetical cash dividends equal to the cash dividends that are declared and paid with respect to Company Stock. The Company shall determine as of each record date the amount of cash dividends to be paid with respect to a share of Company Stock, and on the payment date of such dividend shall credit an equal amount of hypothetical cash dividends to each Stock Unit credited to an Outside Director's Stock Unit Account and Dividend Account. The total hypothetical cash dividends credited to all Stock Units shall then be converted into Stock Units by dividing such hypothetical cash dividends by the average of the high and low trading prices of a share of Company Stock, as reported in THE WALL STREET JOURNAL for the last trading day before the day the Company pays dividends with respect to Company Stock.
     (b) The Stock Units credited to each Outside Director's Stock Unit Account and Dividend Account shall be credited to account for any distribution with respect to Company Stock other than cash dividends or stock dividends. The Company shall determine as of each record date the amount of the distribution to be paid with respect to a share of Company Stock, and on the payment date of such distribution shall credit an equal amount of hypothetical distribution to each Stock Unit credited to an Outside Director's Stock Unit Account and Dividend Account. The total hypothetical distribution credited to all Stock Units shall then be converted into a hypothetical cash amount based on the market value of such distribution as determined by the Dominion Resources Board. The hypothetical cash amount shall then be converted into Stock Units by dividing such hypothetical cash amount by the closing trading price of a share of Company Stock, as reported in THE WALL STREET JOURNAL for the last trading day before the day the Company makes the distribution with respect to Company Stock.
     (c) Stock Units allocated to an Outside Director pursuant to Section 4(a) or (b) shall be credited to the Director's Dividend Account. The Stock Units credited to the Dividend Account shall vest in accordance with the provisions of
Section 5 and shall be payable in accordance with the provisions of Sections 6 and 7. Hypothetical dividends shall continue to be credited to Stock Units and shall be converted into additional Stock Units pursuant to this Section 4 until all of the Stock Units credited to an Outside Directors' Stock Unit Account and Dividend Account under the Plan have been distributed.
     5. VESTING.
     (a) Except in the case of death, Disability, Change of Control, attainment of Retirement Date or as provided in Section 5(g), an Outside Director shall not be vested in the Stock Unit Account until the completion of ten (10) Years of Service. Except as provided in Section 5(g), an Outside Director shall vest in a portion of the Stock Unit Account in accordance with the following schedule upon completion of the designated Years of Service:

YEARS OF SERVICE     PORTION VESTED
       10               10/17ths
       11               11/17ths
       12               12/17ths
       13               13/17ths
       14               14/17ths
       15               15/17ths
       16               16/17ths
       17               17/17ths

     (b) Except in the case of death, Disability, Change of Control, attainment of Retirement Date or as provided in Section 5(g), an Outside Director shall not be vested in the Dividend Account until the completion of ten (10) Years of Service. Upon completion of ten (10) Years of Service, an Outside Director shall be fully vested in the Dividend Account.
                                      A-4

     (c) If an Outside Director has a Cessation of Service on or after the Outside Director's Retirement Date, but before completion of ten (10) Years of Service, the Outside Director shall be fully vested in the Dividend Account and shall be vested in a percentage of the Stock Unit Account equal to the total Years of Service at the Cessation of Service (up to 17) divided by seventeen
(17).
     (d) If an Outside Director has a Cessation of Service on account of death or Disability, the Outside Director shall be fully vested in the Dividend Account and shall be vested in a percentage of the Stock Unit Account equal to the total Years of Service at death or Disability (up to 17) divided by seventeen (17).
     (e) After a Change of Control, an Outside Director shall be fully vested in the Dividend Account and shall be vested in a percentage of the Stock Unit Account equal to the total Years of Service at the date on which the Outside Director has a Cessation of Service (up to 17) divided by seventeen (17).
     (f) An Outside Director will receive credit for Years of Service from the date on which an Outside Director is first elected or appointed to any Board as an Outside Director, including Years of Service before the Effective Date, until a Cessation of Service.
     (g) With respect to an award under Section 3(c), the following provisions shall apply. If the Outside Director had completed less than ten (10) Years of Service at a Cessation of Service, the Outside Director shall receive credit for the Years of Service before the Cessation of Service and the provisions of
Section 5(a)-(f) shall apply. If the Outside Director had completed ten (10) or more Years of Service at the Cessation of Service, the Outside Director shall be fully vested in the Dividend Account and shall vest in a percentage of the Stock Unit Account equal to (i) Years of Service after the award is made under Section 3(c), divided by (ii) seventeen (17) minus the Outside Director's Years of Service at the Cessation of Service.
     (h) An Outside Director who is not vested in the Accounts at a Cessation of Service shall receive no payment from the Plan.
     6. FORM OF PAYMENT OF ACCOUNTS.
     (a) Except as provided in Section 10(c), if an Outside Director is entitled to receive payment of the Accounts, the Company shall distribute to the Outside Director that number of whole shares of Company Stock equal to the number of Stock Units to be distributed. Except as provided in Section 10(c), if the Outside Director is entitled to receive payment of only a portion of the total Stock Units credited to the Accounts, the Company will distribute to the Outside Director that number of whole shares of Company Stock that as nearly as possible equals, but does not exceed, the portion of the Stock Units to be distributed.
     (b) Distributions to an Outside Director shall be made in accordance with one of the payment methods described below as elected by the Outside Director pursuant to Section 6(c):
          (i) Single lump sum payment;
          (ii) Annual installment payments over a term of five (5) years; or
          (iii) Annual installment payments over a term of (10) years.
The amount of each annual installment payment shall be a pro rata portion of the total number of Stock Units credited to an Outside Director's accounts as of the date on which the installment payment is to be paid. For example, an Outside Director who has elected to receive a distribution of the Accounts in annual installments over five years will be paid one-fifth of the Accounts in the first year, one-fourth of the remaining Accounts in the second year, one-third in the third year, one-half in the fourth year, and the remaining balance of the Accounts in the fifth year.
     (c) An Outside Director shall elect one of the payment methods described in
Section 6(b) within thirty (30) days after the date of receipt of an award of Stock Units under the Plan. The election must be made in writing on a form provided by the Company and must be delivered to the Company. The Outside Director may change the election of a payment method with a subsequent election. To be valid, any subsequent election must be made at least one year
                                      A-5
prior to the commencement date of a distribution under Section 7. Any election of an optional payment method shall remain in effect until one year after a revocation of the election or a subsequent election is made. If an Outside Director has not elected the method in which the Accounts are to be paid, the Accounts will be paid in a single lump sum payment. Any payment to a beneficiary of an Outside Director shall be a single lump sum payment.
     (d) Notwithstanding any other provision of this Plan to the contrary, the Company shall not be required to issue or deliver any certificate for shares of Company Stock before (i) the admission of such shares to listing on any stock exchange on which the Company Stock may then be listed, (ii) effectiveness of any required registration or other qualification of such shares under any state or federal law or regulation that the Company's counsel shall determine is necessary or advisable, and (iii) the Company shall have been advised by counsel that all applicable legal requirements have been fulfilled. Until the Outside Director has been issued a certificate for the shares of Company Stock acquired, the Outside Director shall possess no shareholder rights with respect to the shares.
     7. TIMING OF PAYMENT OF ACCOUNTS.
     (a) If an Outside Director has a Cessation of Service for any reason other than death (including resignation, completion of an elected term without reelection, attainment of Retirement Date or Disability), the vested portions of the Accounts (if any) will be or begin to be distributed in the method provided under Section 6 within sixty (60) days following the Cessation of Service.
     (b) If an Outside Director has a Cessation of Service on account of death, the vested portions of the Accounts will be distributed to the Outside Director's beneficiary in the method provided under Section 6 within sixty (60) days following the date of death.
     8. STOCK RESERVED FOR THE PLAN. The aggregate number of shares of Company Stock authorized for issuance under the Plan is four hundred thousand (400,000), subject to adjustment pursuant to Section 10. Shares of Company Stock delivered hereunder may be either authorized but unissued shares or previously issued shares reacquired and held by the Company.
     9. FRACTIONAL SHARES. For purposes of determining the number of Stock Units for initial grants under Section 3 and payments under Section 6, fractional Stock Units shall be eliminated by rounding down to the nearest whole Stock Unit. For purposes of crediting dividends under Section 4, vesting under Section 5, and determining the number of Stock Units in a Participant's Dividend Account, fractional Stock Units shall be maintained.
     10. EFFECT OF STOCK DIVIDENDS AND OTHER CHANGES TO COMPANY STOCK.
     (a) In the event of a stock dividend, stock split, subdivision or consolidation of shares, spin-off, recapitalization, reorganization or merger in which the Company is the surviving corporation or other change in the Company's capital stock (including, but not limited to, the creation or issuance to shareholders generally of rights, options or warrants for the purchase of common stock or preferred stock of the Company), the number and kind of shares of stock of the Company to be subject to the Plan, the maximum number of shares which may be delivered under the Plan, and other relevant provisions shall be automatically adjusted, subject to the right of the Dominion Resources Board to make such further adjustment as it shall deem necessary to effect the provisions of this Section 10. If the adjustment would produce fractional shares, the fractional shares shall be eliminated by rounding down to the nearest whole share.
     (b) If an adjustment is made to stock of the Company under Section 10(a), Stock Units also shall be automatically adjusted to the same extent as if the Stock Unit were a share of Company Stock. If the adjustment would produce fractional Stock Units, the fractional Stock Units shall be eliminated by rounding down to the nearest whole Stock Unit.
     (c) If the Company is a party to a consolidation or a merger in which the Company is not the surviving corporation, a transaction that results in the acquisition of substantially all of the Company's outstanding stock by a single person or entity, or a sale or transfer of substantially all of the Company's assets, the Dominion Resources Board, in
                                      A-6
its discretion, may declare that all Stock Units granted hereunder shall pertain to and apply with appropriate adjustment as determined by the Dominion Resources Board to hypothetical securities of the resulting corporation to which a holder of the number of shares of Company Stock would be entitled; provided, however, that in the absence of any such determination, the right of an Outside Director to receive shares of Company Stock pursuant to Section 6 of this Plan shall terminate and the Company shall pay such Outside Director any amount payable under the Plan in cash.
     11. INTERPRETATION AND ADMINISTRATION OF THE PLAN. This Plan shall be self-administering; provided, however, that to the extent the Plan is not self-administering, the Plan shall be administered, construed and interpreted by the Dominion Resources Board, to the extent permitted by Rule 16b-3. The Dominion Resources Board shall have all powers vested in it by the terms of the Plan. Any decision of the Dominion Resources Board with respect to the Plan shall be final, conclusive and binding upon all Outside Directors and each of the Boards. The Dominion Resources Board may act by a majority of its members, except that the members may authorize any one or more of their number or any officer of the Company to execute and deliver documents on behalf of the Dominion Resources Board. The Dominion Resources Board may consult with counsel, who may be counsel to the Company, and shall not incur any liability for action taken in good faith in reliance upon the advice of counsel. The Corporate Secretary of the Company shall be authorized to take or cause to be taken such actions of a ministerial nature as shall be necessary to effectuate the intent and purposes of the Plan, including maintaining records of the Accounts of Outside Directors and arranging for distributions of Accounts.
     12. OUTSIDE DIRECTOR REPRESENTATIONS. By participating in the Plan, an Outside Director represents and, if requested by the Company, shall, at or before the time of the issuance of any shares of Company Stock, deliver to the Company a written statement satisfactory in form and content to the Company that the Outside Director intends to hold the shares so acquired for investment and not with a view to resale or other distribution thereof to the public in violation of the Securities Act of 1933, as amended (the "Securities Act"). Moreover, in the event that the Company shall determine that, in compliance with the Securities Act or other applicable statutes or regulations, it is necessary to register any of the shares to be distributed or to qualify any such shares for exemption from any of the requirements of the Securities Act or any other applicable statute or regulation, no shares shall be issued to the Outside Director until the required action has been completed; provided, however, that the Company shall use its reasonable best efforts to take all action necessary to comply with such requirements of law or regulation.
     13. TERM OF THE PLAN. The Plan shall become effective as of the Effective Date upon adoption of the Plan by all the Boards; provided, however, such effectiveness shall be subject to the approval of the Plan by the holders of a majority of the voting power of the outstanding shares of the Company Stock within twelve months of adoption by the Boards. The Plan shall terminate on December 31, 2005 as to future grants, but the Boards may terminate the Plan at any time prior to that date by action of all the Boards. Such termination of the Plan by the Boards shall not alter or impair any of the rights or obligations under any award of Stock Units, Stock Unit Account balance, or Dividend Account balance unless the affected Outside Director shall so consent. After termination of the Plan, no Outside Director shall be entitled to receive any further award of Stock Units.
     14. AMENDMENTS. By action of all the Boards, the Boards may from time to time make such changes in and additions to the Plan as it may deem appropriate; provided that, if and to the extent required by Rule 16b-3, no change shall be made that changes the class of persons eligible to receive Stock Units, or materially increases the benefits accruing to Outside Directors under the Plan, unless such change is authorized by the shareholders of the Company. To the extent required by Rule 16b-3, the Plan may not be amended more often than every six months. The Boards may unilaterally amend the Plan as they deem appropriate to ensure compliance with Rule 16b-3. Except as provided in the preceding sentence, any change or addition to the Plan shall not, without the consent of any Outside Director who is adversely affected thereby, alter any Stock Unit awards previously made to the Outside Director pursuant to the Plan.
                                      A-7

     15. RIGHTS UNDER THE PLAN.
     (a) The Plan is an unfunded deferred compensation arrangement and there is no fund associated with this Plan. Title to and beneficial ownership of all benefits described in the Plan shall at all times remain with the Company. Participation in the Plan and the right to receive payments under the Plan shall not give an Outside Director any proprietary interest in the Company or any subsidiary, or in any of their assets. An Outside Director shall, for all purposes, be a general creditor of the Company.
     (b) During the lifetime of an Outside Director, the interests of an Outside Director under the Plan cannot be assigned, anticipated, sold, encumbered or pledged and shall not be subject to the claims of the Outside Director's creditors. In the event of an Outside Director's death, an Outside Director's rights and interests under the Plan shall be transferred to the Outside Director's beneficiary.
     16. BENEFICIARY. An Outside Director may designate in writing on a form provided by and delivered to the Company, one or more beneficiaries (which may include a trust) to receive any payments that may become due under the Plan after the death of the Outside Director. If an Outside Director fails to designate a beneficiary, or no designated beneficiary survives the Outside Director, any payments to be made with respect to the Outside Director after death shall be made to the personal representative of the Outside Director's estate.
     17. NOTICE. All notices and other communications required or permitted to be given under the Plan shall be in writing and shall be deemed to have been duly given if delivered personally or mailed first class, postage prepaid, as follows: (a) if to the Company, at its principal business address, to the attention of the Corporate Secretary of the Company; (b) if to any Outside Director, at the last address of the Outside Director known to the sender at the time the notice or other communication is sent.
     18. INTERPRETATION AND CONSTRUCTION. This Plan is intended to comply with the provisions of Rule 16b-3 and shall be construed to so comply. The terms of this Plan are subject to all present and future rulings of the Securities and Exchange Commission with respect to Rule 16b-3. If any provision of the Plan would cause the Plan to fail to meet the requirements of Rule 16b-3, then that provision of the Plan shall be void and of no effect. To the extent not inconsistent with the requirements of Rule 16b-3, the Plan shall be construed and enforced according to the laws of the Commonwealth of Virginia. Headings and captions are for convenience only and have no substantive meaning. Reference to one gender includes the other, and references to the singular and plural include each other.
                                      A-8

                               TABLE OF CONTENTS

                                                  PAGE
Chairman's Letter........................         cover
Notice of Annual Meeting.................           i
The Proxy Process........................           1
Item One: Election of Directors..........           2
Committees of the Board..................           4
Stock Owned by Directors & Executive
  Officers...............................           5
Compensation Committee Report............           6
Summary Compensation Table...............          11
Long-Term Incentive Plans................          12
Performance Graph........................          13
Pension Plan.............................          13
Executive Supplemental
  Retirement Plan........................          14
Retirement Benefit Funding
  Plan...................................          14
Other Executive Agreements &
  Arrangements...........................          15
Compensation of Directors................          17
Certain Transactions.....................          18
Item Two: Stock Accumulation
  Plan for Outside Directors.............          18
Item Three: Designation of
  Auditors...............................          21
Matters Before the Meeting...............          21
Proposals for 1997 Annual Meeting........          21
Exhibit A................................          A-1

            NOTICE OF
            ANNUAL MEETING

            PROXY STATEMENT


PROXY
(Dominion Resources Logo)

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The Board of Directors Recommends a Vote "FOR" Items 1, 2 and 3.

1.   ELECTION OF DIRECTORS
     / /FOR the following nominees:   HARVEY L. LINDSAY, JR.  KENNETH A. RANDALL
                                      WILLIAM T. ROOS         JUDITH B. SACK

    / / WITHHOLD AUTHORITY to vote for all nominees listed above. To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.

     ______________________________________________________________________

2. PROPOSAL TO APPROVE THE DOMINION RESOURCES, INC. STOCK ACCUMULATION PLAN OR OUTSIDE DIRECTORS


3.         PROPOSAL TO RATIFY THE DESIGNATION OF AUDITORS
           / / FOR        / /      AGAINST           / /     ABSTAIN

      The undersigned appoints JOHN B. ADAMS, JR., JOHN B. BERNHARDT AND LINWOOD R. ROBERTSON, or any one of them, with power of substitution, proxies to vote all shares of the undersigned at the Annual Meeting of Shareholders on April 19, 1996, and at any and all adjournments thereof.

                                  Dated _________________________, 1996

                                  Signature ___________________________

                                  Signature ___________________________
                                  If Held Jointly
          (Please mark, date, sign and mail in the enclosed envelope.)

----------------------------------------------------------------------------


                            DOMINION RESOURCES, INC.
                    P. O. BOX 26532, RICHMOND, VIRGINIA 23261

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

      In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting. This proxy when properly executed will be voted in the manner directed herein by the signed Shareholder. If no direction is made, this proxy will be voted "FOR" Items 1, 2 and 3.

      Please sign exactly as name appears on the reverse side of this proxy. When shares are held by joint tenants, both should sign. When signing in a representative capacity, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                      (Please date and sign on other side)